PBC
USQ
8-29-05

This agreement, made and effective as of the 1st day of November 2004, between National MediCenters Inc. (NMC), a Nevada corporation, and Lee T. Fields (CEO).

WHEREAS, the NMC desires to secure the services of the CEO and the CEO desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the NMC and the CEO agree with each other as follows:

1. Commencing on January 1st, 2005, the CEO will render full-time professional services to the NMC in the capacity of Chief Executive Officer of the NMC corporation. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Chief Executive Officer and all duties set forth in NMC bylaws and in policy statements of the Board. It is understood that these duties shall be substantially the same as those of a chief executive officer of a business corporation. The CEO is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Board.

2. In consideration for these services as Chief Executive Officer, the NMC agrees to pay the CEO a salary of $ 250,000 per annum or such higher figure as shall be agreed upon at an annual review of his compensation and performance by the Board; not withstanding the above, during the first year of this contract, the salary will be reviewed every calendar quarter or every 3 months and the following incremental adjustments will be made in the following manner as a means to minimize costs during the start-up phase. For months 1 through 6, NMC agrees to pay the CEO a salary of $ 130,000 per annum. For months 7 through 12, NMC agrees to pay CEO a salary of $150,000 per annum. The amount described above shall be payable in equal bi-monthly installments throughout the contract year. The CEO may elect, by proper notice given to the NMC prior to the commencement of any calendar year, to defer such portion of his salary to the extent permitted by the law for such year to such date as he may designate in the notice of election, such deferred amounts to be credited with periodic interest in accordance with policies established by the NMC.

2 (a) In addition and at the onset of this agreement, in consideration of duties, CEO will receive 2,000,000 restricted fully vested shares of NMC. Subsequently additional restricted common stock shares in NMC will be periodically given CEO based on his performance and it is both parties intent that CEO personally holds 4.5% of NME common shares outstanding. Not withstanding the Initial 2,000,000 shares, subsequent shares will be distributed to CEO over the 3 years subsequent to his employment. Vesting of CEO's common shares will occur over a 3 year period from the date of issue.

3. The CEO shall be entitled to 4 weeks on compensated vacation time in each of the contract years, to be taken at times mutually agreed upon between him and the Chairman of the Board.

3. (a) In the event of a single period of prolonged inability to work due to the result of a sickness or an injury, the CEO will be compensated at his full rate pay for at least 3 months from the date of the sickness or injury.

3. (b) In addition, the CEO will be permitted to be absent from the NMC during working days to attend professional meetings and to attend to such outside professional duties in the healthcare field as have been mutually agreed upon between him and the Chairman of the Board. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The NMC shall reimburse the CEO for all expenses incurred by the CEO incident to attendance at approved professional meetings

and such entertainment expenses incurred by the CEO in furtherance of the NMC's interests, provided, however, that such reimbursement is approved by the Chairman of the Board.

(d) In addition, the CEO shall be entitled to all other fringe benefits to which all other employees of the NMC are entitled.

4. The NMC agrees to pay dues to professional associations and societies and to such service organizations and clubs of which the CEO is a member, approved by the Chairman of the Board as being in the best interests of the NMC.

5. The NMC also agrees to:

(a) Insure the CEO under its general liability insurance policy for all acts done by him in good faith as Chief Executive Officer throughout the term of this contract;

(b) provide, throughout the term of this contract, a group life insurance policy for the CEO in an amount equivalent to $100,000 payable to the beneficiary of his choice;

(c) provide comprehensive health, dental and major medical health insurance for the CEO and his family;

(d) provide reimbursement for company-related travel and entertainment expenses.

(e) contribute on behalf of the CEO to a retirement plan qualified under the Internal Revenue Code.

6. The Board may at its discretion terminate the CEO's duties as Chief Executive Officer. Such action shall require a majority of vote of the entire Board and become effective upon written notice to the CEO or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that the NMC shall continue to pay the CEO his then monthly salary for the month in which his duties were terminated and for 6 consecutive months thereafter as an agreed upon severance payment should the termination occur during the first year of this agreement only. During this period, the CEO shall not be required to perform any duties for the NMC or come to the NMC corporate office. Neither shall the fact that the CEO seeks, accepts and undertakes other employment during this period affect such payments. Also, for the period during which such payments are being made, the NMC agrees to keep the CEO's group life, health and major medical insurance coverage paid up and in effect, and the CEO shall be entitled to outplacement services offered by the NMC. The severance arrangements described in this paragraph will not be payable in the event that the CEO's employment is terminated due to the fact that the CEO has been convicted with any felony criminal offense related to substance abuse or to the operation of the NMC. Both parties agree that at any time should NMC terminate CEO without cause, CEO will retain all rights to all stock and such termination will be considered an immediate vesting event where all stock would immediately become fully vested at the time of the aforementioned termination.

7. Should the Board in its discretion change the CEO's duties or authority so it can reasonably be found that the CEO is no longer performing as the Chief Executive Officer of the NMC and/or its parent corporation, the CEO shall have the right, within 90 days of such event, in his complete discretion, to terminate this contract by written notice delivered to the Chairman of the Board. Upon such termination, the CEO shall be entitled to the severance payment described in Paragraph 6, in accordance with the same terms of that paragraph.

8. If the NMC is merged, sold or closed, the CEO may terminate his employment at his discretion or be retained as President of the NMC or any successor corporation to or holding company of the NMC. If the CEO elects to terminate his employment at such time, he shall be entitled to the same

severance arrangement as would be applicable under Paragraph 6 if the NMC had terminated his employment at such time.

Any election to terminate employment under this Paragraph must be made prior to the NMC's merger, sale or closure, as applicable.

If the CEO continues to be employed by NMC or its successor organization, all of the terms and conditions of this Agreement shall remain in effect. The NMC agrees that neither it nor its present or any future holding company shall enter into any agreement that would negate or contradict the provisions of this Agreement. If any successor holding company will not honor CEO's contract, NMC will negotiate a buyout of this contract with CEO.

9. Should the CEO at his discretion elect to terminate this contract for any other reason than as stated in Paragraph 7, he shall give the Board 90 days' written notice of his decision to terminate. At the end of the 90 days, all rights, duties and obligations of both parties to the contract shall cease and the CEO will not be entitled to severance benefits.

10. If an event described in Paragraph 6, 7, or 8 occurs and the CEO accepts any of the severance benefits or payments described therein, to the extent not prohibited by law, the CEO shall be deemed to voluntary release and forever discharge the NMC and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releases"), from any and all liability arising out of his employment and/or the cessation of said employment. Nothing contained in this paragraph shall prevent the CEO from bringing an action to enforce the terms of this Agreement.

11. The CEO shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The CEO shall not, either during the term of employment of thereafter, use or permit the use of any information of or relating to the NMC in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.

12. During the term of his employment and during the 24 month period following termination of his employment, the CEO shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, medical clinic, integrated delivery system, health maintenance organization, or related business, partnership, firm, or corporation (all of which hereinafter are referred to as "entity") that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with the business of the NMC within the service area of the NMC. The business is herby described as the medical treatment of hemorrhoids, varicose and spider veins or the administrating of such treatments. The service area is defined as 25 miles from NMC's corporate headquarters. Nothing herein shall prohibit the CEO from acquiring or holding any issue of stock or securities of any entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-the-counter market securities, provided that any one time the CEO and members of the CEO's immediate family do not own more than one percent of any voting securities of any such entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the NMC of this covenant. In the event of actual or threatened breach by the CEO of this provision, the NMC shall be entitled to an injunction restraining the CEO from violation or further violation of the terms thereof.

13. The CEO shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 24 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee of NMC, if such individual has

provided professional or support services to the NMC at any time during this Agreement without the express written consent of the NMC. The CEO will not interfere with the relationship of the NMC and any of its employees and the CEO will not attempt to divert from the NMC any business in which the NMC has been actively engaged during his employment.

14. Terms of a new contract shall be completed, or the decision made not to negotiate a new contract made, not later than the end of the tenth month. This contract and all its terms and conditions shall continue in effect until terminated.

15. This contract constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

16. Except as otherwise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by the Chairman of the Board and the CEO.

17. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

18. This agreement shall be binding upon the NMC, its successors and assigns, including, without limitation, any corporation into which the NMC may be merged or by which it may be acquired, and shall inure to the benefit of the CEO, his administrators, executors, legatees, heirs and assigns.

19. This agreement shall be construed and enforced under and in accordance with the laws of the State of Florida.

This contract signed this 18th day of November, 2004.

WITNESS: [signature] BY: [signature] (Chairman of the Board, NMC)

WITNESS: [signature] BY: [signature] (CEO)